Exhibit 99.1

Filed by Tut Systems, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Corporation: Copper Mountain Networks, Inc.
Commission File No.: 000-25865

Tut Systems, Inc. to Acquire Copper Mountain Networks

Transaction Provides Additional Technology and Engineering Resources to Accelerate Tut
Systems’ Product Roadmap Plans to Address Expanding IPTV Market Opportunities

Lake Oswego, Oregon, February 11, 2005 — Tut Systems, Inc. (Nasdaq: TUTS) today announced that it has signed a definitive merger agreement to acquire all of the outstanding shares of common stock of Copper Mountain Networks, Inc. (Nasdaq: CMTN) in a stock-for-stock transaction valued at approximately $10 million.  Upon closing, Tut Systems will issue approximately 2.5 million shares of its common stock to the shareholders of Copper Mountain Networks.  Approximately 25.2 million shares of Tut Systems common stock are currently outstanding.  In a separate, previously announced merger, Tut Systems has also agreed to acquire CoSine Communications, Inc. in a stock-for-stock transaction, and if approved by the stockholders of CoSine and Tut Systems, Tut Systems would issue approximately 6.0 million shares of its common stock to the shareholders of CoSine.  Each transaction is expected to close in the second quarter of 2005, and each is subject to applicable stockholder approvals, and other customary closing conditions.

Tut Systems is acquiring Copper Mountain Networks primarily to acquire additional product and engineering resources, which will be refocused to address the expanding IPTV market opportunities.  Tut Systems plans to incorporate Copper Mountain’s intellectual property and certain product elements into its growing video-centric product portfolio.  As a result of the transaction, Tut Systems will retain certain Copper Mountain employees from development centers in Palo Alto and San Diego and retain Copper Mountain’s San Diego facility.  Tut Systems will honor Copper Mountain’s existing customers’ support agreements.

“We have witnessed an acceleration of the IPTV market opportunities world-wide and we wanted to accelerate, enhance and broaden our Multi-edge video content processing solution portfolio,” said Sal D’Auria, Chairman, President and CEO of Tut Systems. “We are very excited about the powerful technology and the world-class engineering team that will become part of Tut Systems’ initiatives.  This transaction with Copper Mountain Networks accelerates our plans for industry leadership.”

Conference Call Information

Tut Systems will host a conference call on February 14, 2005, beginning at 5:30 AM Pacific time to discuss the proposed Copper Mountain Networks merger. For callers within the United States, please dial (877) 356-8058, at least 5 minutes before start time or visit http://www.tutsystems.com. International participants may dial (706) 634-2465 or visit http://www.tutsystems.com. Enter conference identification number 4050655.

For callers within the United States accessing the conference call replay, please dial (800) 642-1687 or (706) 645-9291, conference ID # 4050655. The replay will be available two hours after the call ends for one week, and will be available at http://www.tutsystems.com.

Additional Information about the Proposed Transactions

In connection with the proposed acquisition transactions, Tut Systems, CoSine and Copper Mountain Networks will be filing a joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”), including a proxy statement that will be distributed to stockholders of Tut Systems, CoSine and Copper Mountain Networks. Investors and security holders of each company are urged to read the joint proxy statement/prospectus carefully when it becomes available and any other relevant documents filed with the SEC, because they will contain important information about the proposed merger. Investors will be able to obtain a copy of the joint proxy statement/prospectus (when available), as well as other filings of each company free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Tut Systems with the SEC can be obtained, without charge, by directing a request to Tut Systems, Inc., Jeff Schline, 6000 SW Meadows Road, Lake Oswego, Oregon, 97035, (917) 217-0364, documents filed with the SEC by Cosine will be available free of charge by contacting Cosine Communications, Inc., Terry Gibson, 560 S. Winchester Blvd., Suite 500, San Jose, California 95128, (408) 236-7518, and documents filed by Copper Mountain Networks will be available free of charge by contacting Copper Mountain Networks, Inc., Attn. Greg Peck, Vice President, Finance, 10145 Pacific Heights Blvd., Suite 530, San Diego, California 92121, (858) 410-7303).  Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

Forward Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to (1) the expected completion and financial and other impact of the mergers with Copper Mountain Networks and Cosine Communications, and (2) the expected acceleration of the Telco TV revolution and our future position and potential success in this market.  Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, the risk that the Copper Mountain and CoSine transactions will not occur, and the risk that the expected benefits of the Copper Mountain and CoSine transactions will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and internationally use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, Oregon with regional offices across North America, Europe and Asia. For more information visit www.tutsys.com or call (971) 217-0400.

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems, Inc.

(971) 217-0400

RandallG@TutSys.com

Jeff Schline

Manager, Corporate Communications

Tut Systems, Inc.

(971) 217-0364

jschline@TutSys.com